Exhibit 99.1

PRECIPIO, INC. ANNOUNCES CLOSING OF PUBLIC OFFERING

NEW HAVEN, CT, (August 31, 2017) – PRECIPIO, INC. (NASDAQ: PRPO), today announced the closing of its previously announced underwritten public offering of 6,000 units, at a public offering price of $1,000 per unit, each comprised of one share of series B convertible preferred stock, which is convertible into 400 shares of common stock at a conversion price of $2.50 per share, and one warrant to purchase up to 400 shares of common stock, at an exercise price of $3.00 per share. In addition, the underwriter partially exercised the over-allotment option to purchase an additional 280,000 warrants. The warrants are exercisable immediately and will expire five years from the date of issuance. The gross proceeds to Precipio from this offering were approximately $6.0 million, before deducting underwriting discounts and commissions and other estimated offering expenses. Precipio intends to use the net proceeds from this offering for the growth of its sales force, progression of its product development, repayment of debt and for working capital and general corporate purposes.

Aegis Capital Corp. acted as the sole book-running manager for the offering.

Upon the closing of the offering, all of Precipio’s outstanding series A senior convertible preferred stock converted into an aggregate of 1,735,419 shares of common stock and Precipio issued warrants to purchase up to 856,446 shares of common stock to such holders as consideration for the conversion. Upon the closing of the offering, approximately $900,000 of Precipio’s convertible promissory notes converted into an aggregate of 359,999 shares of common stock at a conversion price of $2.50 per share and 359,999 warrants to purchase common stock. In connection with the conversion, the former holders of preferred stock and convertible notes agreed to waive certain registration rights.

“The team and I are delighted to have reached the conclusion of a process that began almost a year ago, which entailed our merger with Transgenomic, our listing and ringing of the bell at Nasdaq, and our recent financings, including the offering,” said Ilan Danieli, CEO of Precipio. “With the culmination of these events, we can now focus on growing the business and executing on our vision. Physicians and their patients desperately need access to the expertise we provide, to assist them in their battle with cancer and other diseases. We are excited to accelerate working to accomplish the many initiatives and opportunities before us and to bring them to fruition. I am appreciative of our investors, both existing and new, who have demonstrated their continuing support and patience throughout the lengthy process. We are committed to building value for all our constituents,” Mr. Danieli concluded.

The offering was made pursuant to a shelf registration statement that Precipio previously filed with the Securities and Exchange Commission (“SEC”) and which became effective on February 13, 2015. A preliminary prospectus supplement and accompanying base prospectus relating to the offering were filed with the SEC and a final prospectus supplement and accompanying base prospectus were filed with the SEC on August 24, 2017. Electronic copies of the preliminary prospectus supplement and accompanying base prospectus and the final prospectus supplement and accompanying base prospectus may be obtained from the SEC’s website located at www.sec.gov or by contacting Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019 or via telephone at 212-813-1010 or email: prospectus@aegiscap.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Precipio

Precipio has built a platform designed to eradicate the problem of misdiagnosis by harnessing the intellect, expertise and technology developed within academic institutions and delivering quality diagnostic information to physicians and their patients worldwide. Through its collaborations with world-class academic institutions specializing in cancer research, diagnostics and treatment, initially the Yale School of Medicine, Precipio offers a new standard of diagnostic accuracy enabling the highest level of patient care. For more information, please visit www.precipiodx.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements,” within the meaning of federal securities laws, including statements related to Precipio’s anticipated use of proceeds and plans and prospects for Precipio and other statements containing the words “anticipate,” “intend,” “may,” “plan,” “predict,” “will,” “would,” “could,” “should,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the known risks, uncertainties and other factors described in the Company’s definitive proxy statement filed on May 12, 2017, the Company’s Quarterly Report on Form 10-Q filed on August 22, 2017, the Company’s prior filings and from time to time in the Company’s subsequent filings with the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. All information in this press release is as of the date of the release and the Company does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Contacts:

Precipio Investor Relations:

John Marco

Managing Director

Core IR

377 Oak Street

Garden City, NY 11530

516 222 2560

johnm@coreir.com

www.coreir.com